RPS Energy
309 Reading Road, Henley-on-Thames, Oxfordshire, RG9 IEL, United Kingdom
T #44 (0) 1491 415400  F #44 (0) 1491 415415  E rpshen@rpsgroup.com  W www.rpsgroup.com

FX Energy, Inc.
3006 Highland Drive 206
Salt Lake City,
Utah 8410
United States of America

16th March 2015

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name RPS Energy and of references to RPS Energy and to the inclusion of and references to our Evaluation of Polish Gas Assets dated February 23, 2015, or information contained therein, prepared for FX Energy, Inc., in the FX Energy, Inc., annual report on Form 10-K for the year ended 31st December 2014, and the incorporation by reference to the reports prepared by RPS Energy into FX Energy, Inc.'s previously filed registration statements listed below:

Form	SEC File No.	Effective Date

S-3	333-182288	August 1, 2012
S-8	333-176973	September 23, 2011

RPS Energy Consultants Limited

/s/ Gordon Taylor

Gordon Taylor
Director, Head of Subsurface